Exhibit 99.1

PRESS RELEASE

Chairman John A. Rade Appointed President and CEO of I-many

EDISON, N.J., August 17, 2006 — I-many, Inc. (NASDAQ:IMNY), the leading provider of advanced Contract Lifecycle Management (CLM) solutions for managing corporate commitments, today announced that chairman of the board of directors, John A. Rade, has been appointed president and chief executive officer of I-many.

Rade had assumed the position on an interim basis in February 2006 while the company continued the process of searching for the best possible candidate for the position. Following an extensive search and interview process, the company’s selection committee, chaired by director Steven L. Fingerhood, determined Rade would be the most qualified to lead the company.

“I-many made an excellent choice last year when it asked John to serve as our chairman. From his first day he displayed qualities that have earned our admiration and respect,” said Fingerhood. “He’s an extremely competent, experienced, and dynamic executive with tremendous integrity and a lucid vision for the company and its opportunity in the marketplace. John played an active, hands-on role as chairman, and his experience and influence were critical in putting I-many on the right track during this last year of transition.”

“We have had the opportunity to review numerous highly-qualified CEO candidates, but as we moved through this process we realized that we had the most highly qualified candidate already hard at work exercising leadership and moving I-many forward,” continued Fingerhood. “Since John assumed the position as president and CEO on an interim basis, his energy and dedication to the company’s mission, combined with the performance of I-many, made it increasingly clear that the company would be best served by making his position permanent.”

Rade joined the I-many board of directors in June of 2005, while the company was undergoing a number of management and operational changes. A software industry veteran of more than 35 years, Rade has extensive experience in senior management roles at several leading software and high-tech companies.

Commented Rade, “The last twelve months have seen tremendous transformation and progress at I-many, of which I’m exceedingly proud to have played a part. I’m particularly appreciative of our talented and dedicated people with whom I have worked with so closely over the last months. They have created and taken to market what is clearly the most complete and most powerful solution for CLM that makes I-many a world-leader in this space.

“I accepted the position because I strongly believe our unique CLM solution for this emerging market has created an uncommon opportunity for a tremendous triple-win for the company, its customers, and its stockholders – indeed, this was the reason I joined the board last year. More importantly, I believe I can continue to make a difference. Over the past five months, I have seen the company come together and begin to flourish. Fresh ideas are springing up, along with a renewed enthusiasm to win and succeed. I’m confident that as president and CEO I can continue to effectively lead the I-many team, be an agent of positive change, and help I-many unlock the inherent potential I’ve been preaching about since day one. I’m grateful to the members of the board for giving me this opportunity.”

Rade served as president and CEO of AXS-One, Inc. (formerly Computron Software, Inc., a publicly traded software company) from 1997 to 2004, and lead a transformation of the company that produced eleven consecutive quarters of profitable growth. Prior to joining Computron, he managed the pharmaceutical industry practice for American Management Systems, Inc., a management consulting and information technology company. Earlier, Rade founded and was CEO of S-Cubed, Inc., a provider of advanced computer software development tools. Prior to this he was president and CEO of Information

Sciences, a NASDAQ company and held senior management positions with Cap Gemini Sogeti in both Europe and the United States. Prior to this he led Computer Science Corporation’s European Contract Services operations.

About I-many

I-many, Inc. is the leading provider of advanced Contract Lifecycle Management solutions for managing corporate commitments. Designed to extend beyond the traditional contract management capabilities, I-many ContractSphere® offers an end-to-end solution, from pre-contract processes and contract management to transaction compliance. Ultimately, this provides companies with the visibility and control needed to manage any type of commitment — from contracts and obligations to payments and collections. The result is increased revenue, minimized risk and dramatically reduced operating costs, which deliver improved profitability with hard return on investment. More than 280 customers across 21 industries worldwide have implemented and realized the value of I-many business solutions. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include: the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that current economic conditions will not improve as anticipated or will deteriorate; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-many, Inc.

Kevin Harris, 732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc.

Ron Both, 949-574-3860

ron@liolios.com

or

Geoffrey Plank, 949-574-3860

geoffrey@liolios.com